UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 25, 2005

The Yankee Candle Company, Inc.
(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-15023	04-2591416
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Yankee Candle Way
South Deerfield, Massachusetts	01373
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (413) 665-8306

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities
     On October 25, 2005, The Yankee Candle Company, Inc. (the “Company”) committed to a restructuring plan that involves the closing of an estimated 10 to 20 retail stores and a reduction in its administrative workforce. The Company decided to implement this restructuring plan because the stores identified for closure were generating financial results below management’s expectations. The exact number of stores that the Company will close will depend upon further financial analysis by management and negotiations with landlords concerning lease termination costs. The Company expects to close most of these stores and effect the workforce reductions by the end of its fourth quarter ending December 31, 2005. The savings associated with the Company’s reduction in administrative workforce will be utilized to upgrade its organization and to invest in other initiatives to drive profitable sales growth.
     The Company expects to incur charges related to this restructuring plan of between $4.0 million and $8.0 million. The Company estimates that approximately 50% of these total charges will be comprised of fixed asset write-offs, with the remaining 50% comprised of lease termination payments, severance payments and other costs incurred in connection with the restructuring plan. The majority of these charges are expected to be incurred in the fourth quarter ending December 31, 2005. The fixed asset write-off charges will be non-cash charges, while the remaining charges are expected to require cash expenditures by the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Yankee Candle Company, Inc.
Date: October 31, 2005	By:	/s/ James A. Perley
James A. Perley, Senior Vice President
and General Counsel